SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 29, 2009

LITHIUM TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10446	13-3411148
(State or Other Jurisdiction of Incorporation or Organization )	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 940-6090

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 29, 2009 Lithium Technology Corporation announced the following recent business developments:

ANNOUNCEMENT OF RECENT BUSINESS DEVELOPMENTS AT LTC

A number of business developments have taken place at Lithium Technology Corporation (“LTC”) over the past several month, resulting for LTC in gaining a strong foothold in the automotive market place and positioning the company for further growth in this market area. The initial orders amounting to approximately € 600.000, and position the company for substantial repeat orders in 2009 and beyond from the same customers.

LTC has equiped 5 vans of Dutch carmaker DuraCar named Quicc DiVa with Li-ion batteries. DuraCar is a newly founded company, targeting a promising niche: fleets of battery-powered light commercial vehicles for short-range city deliveries. In 2009, DuraCar plans to add a minimum 350 vans to its fleet, as the company announced in its October, 2 press release that the will start producing in Osnabruck, Germany, by Karmann in June 2009. LTC will continue to be involved as an battery supplier for DuraCar.

British based Frazer-Nash Research (FNR) designs full electric, all-wheel drive systems, in combination with a small combustion motor as range extender (Series Hybrid), resulting in very fuel efficient vehicles capable of driving with zero emission in the areas with pollution restrictions. FNR plans to launch Series Hybrid taxi for London in 2009. Other large European cities, including the city of Amsterdam, the Netherlands show interest for these vehicles as well. TCA the largest taxi company in Amsterdam is in negotiations with FNR for a minimum of 50 taxis in 2009. In the fully operational prototype of the Series Hybrid taxis, LTC cells are being used, LTC will continue to work closely with FNR on the taxi-project and any other vehicle in the future.

New car industry start-up Mindset, from Switzerland, has announced plans to sell a gasoline-electric hybrid next year. The 2+2-seater hybrid, called the Six50, boasts an electric-only range of 100 km (62 miles) via a built-in Li-ion battery, produced by LTC.

As released several month ago LTC delivered battery for Hybrid Racing AG of the former Formula 1 racer Heinz Harald Frentzen. This successful concept in which Hybrid Racing AG used a powertrain developed by Punch Powertrains, Belgium, resulted in exclusive supply agreement of LTC batteries to Punch for other hybrid applications. In the next few weeks at least 2 additional batteries will be supplied to Punch.

The initiative of Green Mobility, Rotterdam the Netherlands, to refurbish Toyota Prius’s with LTC’s Li-Ion batteries, has resulted in the expected agreement with one of the largest energy suppliers in The Netherlands to refurbish several tenths of vehicles in 2009, with the concept as shown by LTC at the IAA in Frankfurt some time ago. The proposed configuration will give the Prius the possibility to drive full electrical up to speeds of approximately 50 kmh well as a range of approximately 50km, improving on the original configuration.

US Hybrid a California-based company specialized in the design and manufacture of integrated power conversion components for electric and hybrid vehicles, as well as renewable energy generation and storage recently ordered several batteries from LTC.

ArvinMeritor, Inc, (NYSE: ARM) and LTC are working on a collaborated effort in delivering an advanced high-power lithium ion battery for the dual-mode diesel-electric hybrid Class 8 tractor prototype, which ArvinMeritor is currently building. The new tractor is expected to significantly improve fuel economy.

The battery is part of a prototype hybrid drive system currently being developed by ArvinMeritor to be evaluated first by Wal-Mart’s truck fleet and subsequently others to improve motor carriers’ overall fuel efficiency and emissions reduction. The battery will supply the power for the hybrid system which is capable of delivering full performance in battery electric mode, overnight hotel operation, and full accessory electrification. The custom high power battery delivered by LTC will store energy supplied by the diesel engine driven generator during regenerative braking.

‘Our new strategic focus on the transportation market is clearly paying of,’ says Theo Kremers, the CEO of LTC. ‘We are excited to be an important part of the fast growing market of hybrid and electrical vehicles and are pleased that so may different manufacturers of vehicles and drive trains for electric vehicles are looking at LTC’s first class technology to help them realize their objectives. At the same time, these orders and the prospect of future orders in 2009 will lead to value for our shareholders as well.’

On LTC: LTC is a global manufacturer of Li-ion cells and a global provider of power solutions for diverse applications. LTC is especially well positioned in the fast growing markets of electrical cars and stationary power.

Safe Harbor for Forward-looking Statements:

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 29, 2009

LITHIUM TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ Theo M.M. Kremers
Theo M.M. Kremers
Chief Executive Officer

3